                        SECOND AMENDMENT TO CUSTODIAL CONTRACT

                                       BETWEEN

           MIMLIC SERIES FUND, INCORPORATED - INTERNATIONAL STOCK PORTFOLIO

                                         AND

                             NORWEST BANK MINNESOTA, N.A.



This Amendment made in duplicate this 31st day of January, 1998, by and between MIMLIC Series Fund, Inc. - International Stock Portfolio, a Minnesota corporation (hereinafter called the "Fund") and Norwest Bank Minnesota, N.A., a National Banking Association, having its principal place of business at Sixth and Marquette, Minneapolis, Minnesota, 55479 (hereinafter called the "Custodian").


                                     WITNESSETH,


WHEREAS, The Fund and the Custodian have an existing Custodial Contract effective as of the 27th day of April, 1992, and

WHEREAS, The Custodial Contract, in Section 9 thereof, allows the Amendment of its provisions by mutual agreement between the Fund and the Custodian, and

WHEREAS, The MIMLIC Series Fund, Inc. has changed its name to the 'Advantus Series Fund, Inc.'; and

WHEREAS, The Fund desires to add another Series Fund Portfolio to this Custodial Contract;

NOW THEREFORE, In consideration of the mutual covenants and agreements hereinafter contained, the Fund and the Custodian hereby agree to the Amendment of the Custodial Contract as described below, such Amendments to be effective on the 31st day of January, 1998.


                                          I.

The Caption of this Contract shall be amended to read:

                                 "CUSTODIAL CONTRACT
                                       BETWEEN
                              ADVANTUS SERIES FUND, INC.
                                         AND
                            NORWEST BANK MINNESOTA, N.A."

                                         II.

The introductory paragraph to this Custodial Contract shall be amended to read as follows:

This Contract is between the Portfolios of the Advantus Series Fund, Inc., as set forth in the attached Schedule B, an investment company of the series type consisting of several portfolios, and a corporation organized and existing under the laws of the State of Minnesota, having its principal place of business at 400 Robert Street North, St. Paul, Minnesota 55101, attached hereto (hereinafter called the "Fund") and Norwest Bank Minnesota, N.A., a National Banking Association, having its principal place of business at Sixth and Marquette, Minneapolis, Minnesota, 55479 (hereinafter called the "Custodian").

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized officers as of the day and year first above written.


ADVANTUS SERIES FUND, INC.


By
  -----------------------------------

Attest

By
  -----------------------------------


NORWEST BANK MINNESOTA, N.A.


By
  -----------------------------------

Attest

By
  -----------------------------------

                                      SCHEDULE B
                                        TO THE
                                  CUSTODIAL CONTRACT
                                       BETWEEN
                              ADVANTUS SERIES FUND, INC.
                           AND NORWEST BANK MINNESOTA, N.A.




The following Portfolios of the Advantus Series Fund, Inc. shall be included within the terms of this Agreement and each shall hereinafter be referred to in this Agreement as the 'Fund':


International Stock Portfolio

Money Market Portfolio

                                     FEE SCHEDULE
                       (AS AMENDED EFFECTIVE JANUARY 31, 1998)

MINNESOTA MUTUAL
FEE SCHEDULE FOR GLOBAL CUSTODY & INTERNATIONAL MUTUAL FUND ACCOUNTING MARCH 10, 1992



                                                                                                      DISCOUNT
                                                                                                      --------
                                                                    ORIGINAL            YEAR            YEAR            YEAR
                                                                      FEE                 1               2               3
                                                                    -----------------------------------------------------------
Monthly Account Charge                                                $3,600.00       $1,700.00       $2,375.00       $2,725.00

Monthly Safekeeping Charge Per Issue                                      $5.50           $5.25           $5.25           $5.25

ANNUAL ASSET VALUE CHARGES: (In Basis Points)
     Charge for the first $10,000,000.00                                  25              18.5            24              24
     Charge for the next $20,000,000.00                                   20              16              20              20
     Charge for the remaining Value                                       15              12              15              15

All Transactions other than Global Buys/Sells:                           $15.00          $15.00          $15.00          $15.00

Global Transactions:     GLOBAL TRANSACTIONS REMAIN THE SAME
BY COUNTRY GROUP
TIER I                   EQUITIES          FIXED INCOME       CEDEL/EUROCLEAR
                            $47                $100                 $47
Austria
Belgium
Denmark
Finland
Germany
Japan
Norway
Switzerland

TIER II                  EQUITIES          FIXED INCOME       CEDEL/EUROCLEAR
                           $100                $100                 $47
Australia
Canada
ECU
France
Hong Kong
Indonesia
Ireland
Italy
Malaysia
Mexico
Netherlands
New Zealand
Philippines
Singapore
Spain
Thailand
United Kingdom

                               FEE SCHEDULE (CONTINUED)
BY COUNTRY GROUP
TIER III                 EQUITIES          FIXED INCOME       CEDEL/EUROCLEAR
Greece                     $135                $135                 $47
Brazil                     $200                $200                 $47
Venezuela                  $200                $200                 $47
Korea                      $270                $270                 $47
Turkey                     $270                $270                 $47
Portugal                   $400                $400                 $47


OUT-OF-POCKET EXPENSES

The above schedule does not include out-of-pocket expenses that would be incurred on the Fund's behalf. Examples of out-of-pocket expenses include: special pricing projects, forms, postage, mailing services, magnetic tapes, microfilm/microfiche, etc.


ON-SITE TERMINAL INSTALLATION

Charges associated with terminal set-up at Minnesota Mutual would be:

Communication Line:  $125 per Month - Unlimited access to the system
Equipment Costs*:    $125 per Month - Includes Purchase of Terminal and
                                      Controller
                                      DEPRECIATED OVER THREE YEARS
                                      ---------------------------------

Total Cost:          $250.00 per Month

* Minnesota Mutual may elect to purchase the equipment at about $4,000.00 outright instead of paying a monthly charge. Equipment requirements and specifications can be supplied on request.

         THIS SCHEDULE IS VALID FOR 60 DAYS FOLLOWING DELIVERY OF PROPOSAL.
  ------------------------------------------------------------------------------

MINNESOTA MUTUAL
FEE SCHEDULE FOR ADVANTUS MONEY MARKET PORTFOLIO
JANUARY 31, 1998




ACCOUNT MAINTENANCE PER MONTH              $ 50.00


TRANSACTION CHARGES:
     DTC                                   $  7.00
     Fed/PTC                               $  8.00
     Wires                                 $ 10.00
     Principal Paydown                     $  6.00
     Physical Buy/Sell                     $ 20.00
     Deposit Bond Issues                   $  1.25
     Vault Bond Issues                     $  2.50

Charge is waived for use of Norwest ACCESS system.
